Daktronics Announces a Regular Semi-annual Cash Dividend of $0.11 per Share and a Special Dividend of $0.40 per Share

Brookings, S.D. – December 2, 2011 – Daktronics, Inc. (Nasdaq - DAKT) today announced that its Board of Directors approved a regular semi-annual cash dividend of $0.11 per share and a special dividend of $0.40 per share.

“Given our cash and marketable securities position of more than $90 million as of the end of the second quarter of fiscal 2012 and our belief that we will continue to generate and increase free cash flow from the business over the long-term, we felt that it was appropriate to not only declare a special dividend, but to also increase our regular dividend which previously was an $0.11 annual dividend,” said Jim Morgan, president and chief executive officer.  “We continue to be optimistic that not only can we expand our top line, but we are committed to improvements in earnings and free cash flow that supports this increase in the frequency and amount of our regular dividend.”

The semi-annual and special cash dividends will be payable on December 22, 2011, to shareholders of record as of the close of business on December 8, 2011.  While the company intends to pay regular semi-annual dividends for the foreseeable future, subsequent dividends will continue to be reviewed regularly and declared by the Board at its discretion.

About Daktronics
Daktronics has strong leadership positions in, and is one of the world’s largest suppliers of electronic scoreboards, computer-programmable displays, large screen video displays and control systems. The Company excels in the control of large display systems, including those that require integration of complex multiple displays showing real-time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world, in sport, business and transportation applications. For more information, visit the Company’s world wide web site at: http://www.daktronics.com, e-mail the Company at investor@daktronics.com, call (605)692-0200 or toll-free (800)843-5843 in the U.S., or write to the Company at 201 Daktronics Drive, PO Box 5128 Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company’s expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions and other risks noted in the company’s SEC filings, including its Annual Report on Form 10-K for its 2011 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

For more information contact:
INVESTOR RELATIONS:
Bill Retterath
Chief Financial Officer
Tel (605) 692-0200